EXHIBIT 5







                                       February 7, 2007


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

           Re:      NetWolves Corporation
                    Registration Statement on Form SB-2
                    -----------------------------------

Gentlemen:

     Reference is made to the filing by NetWolves Corporation (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 1,125,000 shares of common stock of the Company, par value $.0033 per share (the "common stock").

     As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its common stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that:

     1. The Company is duly organized and validly existing under the laws of the State of New York.

     2. The 1,125,000 previously issued shares of common stock covered by the Registration Statement to be sold by the Selling Shareholders, have been legally issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,

                                         /s/ Beckman, Lieberman
                                              & Barandes, LLP
                                             BECKMAN, LIEBERMAN
                                              & BARANDES, LLP